EXHIBIT 10.4

REGENT - SOLAR LOGIC
 IP RIGHTS AGREEMENT

This Intellectual Property Rights Agreement (“AGREEMENT”) is made by and between REGENT TECHNOLOGIES, INC., or assigns, whose address is 5646 Milton, Suite 722, Dallas, Texas 75206, herein referred to as "REGENT” and  SOLAR LOGIC INCORPORATED., whose address 801 North Maple Street, Muenster, Texas 76252, herein referred to as "SOLAR LOGIC", and ".  REGENT and SOLAR LOGIC may also be referred to herein individually as a "Party" or, collectively, as the "Parties".

NOW therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the Parties agree as follows:

1.       INTELLECTUAL PROPERTY.   Subject to the terms and conditions set forth hereinafter, SOLAR LOGIC agrees to convey certain intellectual property rights (“INTELLECTUAL PROPERTY RIGHTS”) and personal property rights to REGENT pursuant to the execution of the REGENT – SOLAR LOGIC PATENT LICENSE AGREEMENT dated concurrent herewith  (the “PATENT LICENSE AGREEMENT” ) attached as Exhibit A.  The definition of INTELLECTUAL PROPERTY RIGHTS and all other terms and conditions set forth in the PATENT LICENSE AGREEMENT are incorporated herein for all purposes.

2.       CONSIDERATION.  The consideration for SOLAR LOGIC’S execution of the PATENT LICENSE AGREEMENT shall be the cash and other consideration granted and conveyed by REGENT under the PATENT LICENSE AGREEMENT and the grant by REGENT of 1,500,000 shares of Series B Convertible Preferred Stock in the face amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) with the designations set forth in the corporate resolution attached as Exhibit B which are incorporated herein for all purposes.  A stock certificate representing said security interest will be delivered on or before December 31, 2015.

3.       CLOSING.  Closing shall occur on or before December 5, 2015, or at such later date as may be agreed to by the Parties.  At the Closing, REGENT will deliver the corporate resolution for the preferred stock grant  and the parties will execute the PATENT LICENSE AGREEMENT.  Each party may receive a copy of the executed documents, with the originals thereof to be delivered to the REGENT.

4.       REPRESENTATIONS AND WARRANTIES OF SOLAR LOGIC. SOLAR LOGIC represents and warrants to REGENT, each of which representations and warranties shall survive Closing, and shall continue in effect until two (2) years after the Closing that:

(a)   Duly Organized and Corporate Power.  SOLAR LOGIC is a company duly organized, validly existing, and in good standing under the laws of the state of Texas.  SOLAR LOGIC has all requisite corporate power and authority to carry on its business as presently conducted, to enter into the AGREEMENT on the terms described in this AGREEMENT, and to perform its obligations under the AGREEMENT.  The consummation of the transactions contemplated by the AGREEMENT will not violate, nor be in conflict with, (i) any provision of its corporate charter or bylaws or (ii) any agreement or instrument to which it is a party or is bound.

(b)              Warranty of Title.  For any INTELLECTUAL PROPERTY RIGHTS or ownership of personal property transferred under the PATENT LICENSE AGREEMENT, SOLAR LOGIC warrants that such title is free and clear of all liens, claims, and encumbrances.  SOLAR LOGIC shall diligently defend, at its sole cost, against any and all challenges to the title with respect to any and all leases and/or rights subject to this AGREEMENT.  REGENT shall promptly notify SOLAR LOGIC of all such challenges and fully cooperate in such defense.

 (c)   Duly Executed. The AGREEMENT has been duly executed and delivered on behalf of SOLAR LOGIC, and at Closing, all documents and instruments required hereunder to be executed and delivered by it will be duly executed and delivered.

(d)   No Litigation. There is no pending or, to the best of SOLAR LOGIC’s knowledge, threatened claims, lawsuits, administrative proceedings, or governmental investigations or inquiries involving the INTELLECTUAL PROPERTY RIGHTS.

(e)   No Bankruptcy Filings By SOLAR LOGIC.  There are no bankruptcy or other similar reorganizations pending, being contemplated by or to the knowledge of SOLAR LOGIC threatened against SOLAR LOGIC.

(f)   No Broker's Fees.  SOLAR LOGIC has not incurred any liability, contingent or otherwise, for broker's or finder's fees in respect to the transactions contemplated hereby for which REGENT may be liable or become liable.

5.       REPRESENTATIONS AND WARRANTIES OF REGENT. REGENT represents and warrants to SOLAR LOGIC, each of which representations and warranties shall survive Closing and shall continue in effect until two (2) years after the Closing that:

(a)   Duly Organized. REGENT is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado.

(b)   Corporate Power. REGENT has all requisite corporate power and authority to carry on its business as presently conducted, to enter into the AGREEMENT, to execute  the PATENT LICENSE AGREEMENT, and to perform its other obligations under the AGREEMENT.  The consummation of the transactions contemplated by the AGREEMENT will not violate, nor be in conflict with, (i) any provision of its charter or bylaws or  (ii) any agreement or instrument to which it is a party or is bound.

(c)   Duly Executed. The AGREEMENT has been duly executed and delivered on behalf of REGENT, and at Closing, all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action.

(d)   No Litigation. To the best of REGENT's knowledge, there are no pending or, threatened claims, lawsuits, administrative proceedings, or governmental investigations or inquiries which would impede or interfere with REGENT’s ability to consummate this AGREEMENT.

(e)   No Broker's Fees. REGENT has not incurred any liability, contingent or otherwise, for broker's or finder's fees in respect to the transactions contemplated hereby for which SOLAR LOGIC may be liable or become liable.

(f)   No Bankruptcy Filing by REGENT. To the knowledge of REGENT, there are no bankruptcy or similar reorganizations pending, or being contemplated by, or against REGENT.

6.       NOTICES. All notices and communications required or permitted under this AGREEMENT shall be in writing, delivered to or sent by U.S. Mail or nationally recognized commercial courier service, postage or delivery charges prepaid, or by telecopy, addressed as represented in the opening paragraph (or such other address as may be specified by ten (10) days prior written notice to the other Party).  Notice shall be deemed to have been duly given when delivered to or sent to the other party in the manner prescribed herein and actually received by the Party to whom the notice is given.

7.       COMPLETE AGREEMENT. When executed by the authorized representatives of SOLAR LOGIC and REGENT, this AGREEMENT, together with the executed documents referred to herein, shall supersede all prior written or oral and all contemporaneous oral agreements and understandings between the parties relative to this transaction and shall constitute the complete agreement between the Parties regarding the INTELLECTUAL PROPERTY RIGHTS.

8.       SURVIVAL AND TIMING.

(a)   Survival.  All representations, indemnifications, covenants, and obligations of the parties set forth in this AGREEMENT shall survive Closing as provided for in this AGREEMENT.

(b)   Timing.  Time is of the essence in the performance of this AGREEMENT.

9.       MISCELLANEOUS PROVISIONS.

(a)   Captions. Captions have been inserted for reference purposes only and shall not define or limit the terms of this AGREEMENT.

(b)   Partial Invalidity. If any provision of this AGREEMENT is held invalid, such invalidity shall not affect the remaining provisions.

(c)   Modification. This AGREEMENT cannot be modified or amended except by a written instrument duly executed by SOLAR LOGIC and REGENT.

(d)   Press Releases; Confidentiality. No information in connection with this  AGREEMENT shall be released to the public, including, without limitation, through press releases, without the express written permission of SOLAR LOGIC and REGENT, unless required by applicable federal, state or local laws.  Any information received by REGENT shall remain confidential, except to the extent as may be required by applicable law.

(e)   Further Assurances. SOLAR LOGIC and REGENT each agree from time to time to execute and deliver to the other party all assignments, division orders, transfer orders, letters-in-lieu and other instruments necessary to fully vest in REGENT the rights and benefits acquired pursuant to this AGREEMENT.

(f)   No Partnership. Nothing contained in this AGREEMENT shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties.

(g)   Jurisdiction, Venue, Governing Law, Attorney’s Fees.  Jurisdiction and venue of any dispute under this AGREEMENT shall reside in the federal or state district court in Dallas, Texas.  This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any rule, principle or law with respect to conflicts of laws to the contrary. The prevailing party in any dispute involving this AGREEMENT shall be able to recover, in addition to any other payments, all expenses related to attorney’s fees and court costs.

10.       SPECIAL PROVISION.  Notwithstanding anything to the contrary above, the Parties agree that upon the payment of cash to SOLAR LOGIC and or the delivery of registered, freely trading, REGENT common stock to SOLAR LOGIC with a combined value greater than or equal to Two Million Five Hundred Thousand Dollars ($2,500,000), SOLAR LOGIC  will assign, transfer and convey all assets of SOLAR LOGIC to REGENT, including but not limited to the INTELLECTUAL PROPERTY RIGHTS.  The Parties further agree that upon the transfer of the assets to REGENT, the PATENT LICENSE AGREEMENT is terminated and all outstanding shares of Series B Convertible Preferred Stock are redeemed.

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This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

EXECUTED by the parties hereto as indicated below by the signatures of their respective representatives; however, for identification purposes, this AGREEMENT shall be dated as of December 1, 2015.

SOLAR LOGIC INCORPORATED

/s/ Greg Bohl
GREG BOHL, PRESIDENT

REGENT TECHNOLOGIES, INC. /s/ David Nelson
DAVID NELSON, PRESIDENT

REGENT – SOLAR LOGIC

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (“Agreement”) is entered into and made effective as of November __, 2015 (“Effective Date”), by and among REGENT TECHNOLOGIES, INC., organized under the laws of the State of Texas having offices at 5646 Milton Street, #722, Dallas, Texas 75206  (“Licensor”), and SOLAR LOGIC INCORPORATED, organized and existing under the laws of the Texas (USA), having its offices at 801 North Maple Street, Muenster, Texas 76252 (“SLI”) (“Licensee”) (the parties herein sometimes referred to individually a “Party” or collectively as “Parties”).

RECITALS

WHEREAS, the Parties desire to enter into an exclusive license agreement as Licensee is desirous of obtaining, from Licensee, an exclusive right to commercialize the technology covered by those United States Patents, United States Patent Application Publications, and United Patent Applications listed at Exhibit B (hereinafter the “Licensed Patents”), according to the Exhibit A Field of Use and terms contained herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

Section 1.          Definitions

Whenever used in this Agreement with initial letters capitalized, the following terms will have the following meanings:

“Affiliate” means, with respect to a specified Person, any other Person (a) that directly or indirectly controls, or is under common control with, or is controlled by, such specified Person or (b) is at least 50% beneficially owned by such specified Person.  As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).  A Person will be deemed an Affiliate during this Agreement only so long as it conforms to this definition.

“Advance Royalty Payment” means the minimum royalty set forth in Schedule 3.3 of Exhibit A payable as an advance against royalties in accordance with the provisions of Section 3.3.

“Change of Control” means: (a) an acquisition of Purchaser by any Person by means of any transaction or series of transactions, including any consolidation or merger with or into any Person; (b) any sale or other disposition by Purchaser of all or substantially all of its assets or capital stock to any Person; or (c) any other transaction that results in any Person becoming a holder of fifty percent (50%) or more of either Purchaser’s total outstanding shares of stock or the total voting power represented by the capital stock of Purchaser entitled to vote for the election of directors.

“Gross Revenues” means the gross revenues received from the sale  or services derived from the utilization of the Licensed Technology (defined below).   Rebates, credits, returns, freight and insurance charges, value added taxes, sales taxes and/or similar taxes and duties will not be considered Gross Revenues, but only to the extent that such rebates, credits, returns and/or taxes are actually paid or credited by Licensee; provided, however, that under no circumstances will any amounts actually allowed or credited due to returns exceed the original billing or invoice amount.

“Field of Use” means the Field of Use recited in “Definitions” at Exhibit A.

“Intellectual Property Rights” means the Intellectual Property Rights recited in “Definitions: at Exhibit A.

“Licensed Territory” means the Licensed Territory recited in “Definitions” at Exhibit A.

“Licensed Patent" or “Licensed Patents” means those Patents, Patent Application Publications, and Patent Applications, domestic and foreign, as listed on Exhibit B, and any continuations, continuations-in-part, and divisionals, and all patents which may issue based on such applications, and all reissues, reexaminations, or extensions thereof (the “Licensed Technology”).

“Person” means any individual, corporation, partnership, joint venture, unincorporated association, joint stock company, trust, limited liability company, or other entity.

“Royalty Rate” means the royalty percentage in accordance with the provisions of Section 3.1 as set forth in Schedule 3.1 of Exhibit A.

“Term” has the meaning set forth in Section 5.1.

“Third Party” means any Person other than a Party.

“Work Product” means any improvements or any new product, service, or method that Licensor or Licensee may develop that incorporates the claims, property, technology, or “know how” of the subject matter described or claimed in the Licensed Patents.  In the event that Licensor or Licensee shall develop any improvement to the subject matter described or claimed in the Licensed Patent, and which is later incorporated in an improved product, service, or method, such improved product, service, or method shall be subject to the payment of a Royalty.   All improvements made by the Licensee shall hereinafter become the property of Licensor.

Section 2.          License Grant

2.1	Grant

Licensor hereby grants to Licensee an exclusive, royalty-bearing, and non-transferable license to manufacture, have manufactured, use, import, offer to sell, and/or sell, or lease inventions and/or technology covered by the Licensed Technology during the Term, only in the Field of Use, and only in the Licensed Territory. In connection with the grant of the foregoing license to Licensee, Licensor agrees to promptly disclose all data, know-how and other information and samples of any materials that may be necessary or useful for the practice of the Licensed Technology, if any.

2.2	Marking

Licensee represents and covenants that it and its Affiliates will mark any licensed product made under this Agreement with the patent numbers of any applicable Licensed Patent in a manner that complies with the marking requirements set forth in 35 U.S.C. § 287(a), as amended from time to time, and any other similar laws in other jurisdictions.

2.3	Maintenance and Enforcement

2.3.1.          Upon the Effective Date of the Agreement,  Licensee agrees (i) to have responsibility for directing the preparation and filing of patent applications, (ii) for directing the prosecution of broad patent claims for the mutual benefit of Licensee and Licensor, (iii) for maintaining U.S. and foreign issued and granted patents, and (iv) to be invoiced directly by outside patent counsel and annuity service providers for patent prosecution and maintenance fees and costs, for each of the matters described under the Licensed Patent(s) and Work Product.  Licensee will pay all relevant fees for all Licensed Technology during the term of the Agreement and Licensor will have no obligation to make any registrations, filings or payments.

2.3.2.          Licensee may bring evidence of infringement by Third Parties to Licensor at any time during the Term.  Licensor will respond to such evidence as it deems appropriate, in its sole discretion, and will have sole discretion in determining whether to bring a patent infringement action against any alleged Third Party infringers.  If, after sixty days of receiving actual notice of such infringement, Licensor does not take action to protect the rights of the Parties against such infringement, then Licensee will have the option to take action which is reasonably necessary to defend and protect the Licensed Patents against such infringement.  Licensor shall reasonably cooperate with Licensee in connection with any action taken by Licensee.  If Licensee recovers any damages or compensation for any action it takes hereunder in respect to a third party infringer, Licensee shall retain 100% of such damages, but shall pay Licensor a royalty on such amount, as if such damages represented net sales of the Licensed Patents.

2.4	No Contest of the Licensed Patent Rights, No Infringement Actions

2.4.1          Licensee represents and covenants that neither it nor its Affiliates will contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any of the Licensed Patents.  If Licensee or its Affiliates contests or otherwise challenges (e.g., in any legal action or otherwise), or assists or encourages any other Person to contest or challenge, the validity of any of a Licensed Patent, then Licensor will have the right to immediately terminate the license granted to Licensee under this Agreement.

2.4.2          Licensee represents and covenants that neither it nor its Affiliates will attempt to enforce any patent rights (e.g., in any legal action or otherwise), or assist or encourage any other Person to enforce such rights, against the Licensor during the Term.  If Licensee or its Affiliates attempts to enforce any patent rights, then Licensor will have the right to immediately terminate the license granted to Licensee under this Agreement.

2.5	Names, Trade Names and Trademarks

This Agreement does not grant, create, assign or transfer to either Party any license or other right with respect to any name, trade name or trademark of the other Party EXCEPT the name “Solar Logic” is hereby assigned and transferred to Licensor with all rights thereto during the term of the Agreement.

2.6	Compliance with Laws

In exercising this license, Licensee represents and covenants that it and its Affiliates will comply with all applicable laws, rules, regulations, orders and other requirements of any governmental authority having jurisdiction.  Without limiting the generality of the foregoing, Licensee and its Affiliates will comply with all such requirements relating to the export of any licensed products or services, made or provided by or for Licensee or its Affiliates (including, but not limited to, requirements under the U.S. Export Administration Act, regulations of the Department of Commerce or its successors, executive orders and other export controls of the United States of America).  Neither Licensee nor its Affiliates will export, or authorize or permit the export of, any such items in violation of any such requirement.

Section 3.          Consideration

3.1          Licensee agrees to remit to Licensor a monthly payment of $1,000 to be applied toward the reimbursement of patent expenses. The initial monthly payment of $1,000 is due upon Licensee's execution of this Agreement. Failure to make this payment will cause this Agreement to immediately terminate. Licensee agrees to initiate the additional payments of $1,000 per month on January 1, 2016 and continue this monthly payment amount until $30,000.00 has been paid to Licensor.  Notwithstanding this payment plan, the Licensee agrees to pay the balance of the amount outstanding at the date that Licensee has secured investment capital of $250,000.

3.2	Royalty Payment

3.2.1          Licensee will pay to Licensor a royalty equal to the percentage of Licensee’s Gross Revenues and the Gross Revenues of any sublicensed Affiliates set forth in the Royalty Rate shown in Schedule 3.1 of Exhibit A.

3.2.2          Licensee will guarantee its Affiliates’ royalty obligations, and remains fully liable for all of its Affiliates’ obligations under this Agreement, including timely providing to Licensor royalty reports under Section 3.4 and paying all royalty or any other payments due under this Agreement

3.2.3          Within 30 days after the end of each calendar quarter or portion thereof during the term of the license, Licensee will pay to Licensor all royalties accrued during the immediately preceding quarter as provided in this Section 3.  All amounts payable hereunder by Licensee will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind.  Any royalties not paid when due will accrue interest at the rate of 1% per month.

3.3	Advances Against Royalties

Licensee will pay a non-refundable, advance against royalties in an amount equal to the Advance Royalty Payment set forth in Schedule 3.3 of Exhibit A.  Thereafter, Licensee agrees to make additional non-refundable, advance royalty payments in an amount equal to the Advance Royalty Payment set forth in Schedule 3.3 of Exhibit A on January 1st of each subsequent year during the Term.  Each Advance Royalty Payment will be the minimum royalty due to Licensor for that year.  All such Advance Royalty Payments will be used to offset the license fees accrued during the calendar year in which the advance was made.  Once the Licensee has exhausted its advanced royalties for a particular year, Licensee will make quarterly royalty payments as provided for in this Section 3

3.4	One-Time Stock Grant

Within 30 days of the Effective Date, Licensee will deliver to Licensor a one-time non refundable, up-front stock grant  as set forth in Schedule 3.4 of Exhibit A.

3.5	Milestones

In accomplishing commercial diligence, Licensee shall demonstrate to the satisfaction of Licensor achievement of the following milestones: (i) Licensee shall secure cumulative investment of a minimum of five hundred thousand dollars ($500,000) on or before June 30, 2017, and Licensee shall record Gross Revenues on or before June 30, 2018.  Licensee shall provide written notification to Licensor within thirty (30) days of achieving each milestone.  Should Licensee fail to achieve any of the milestones specified above, or should Licensee fail to record Gross Revenues for two (2) consecutive Calendar Years once sales begin, Licensor, at its sole option, may waive the requirement to achieve the milestone, may revise the license granted herein to a nonexclusive license, may renegotiate the missed milestone, or may terminate this Agreement in accordance with Section 5.3.

3.6	Reports, Books and Records; Financial Statements

Simultaneously with the payment of fees as provided in Section 3, Licensee will also deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee and its Affiliates during the preceding three calendar months under this Agreement as necessary for Licensor to account for Licensee’s payments hereunder. This report will include pertinent data, including, but not limited to:  Licensee’s total revenues for the preceding quarter; any offsets against the total revenues used by Licensee or its Affiliates in calculating the Gross Revenues; and all other amounts due to Licensor herein.  These reports are required even if no payments are due.

Licensee represents and covenants that all books, records and files of Licensee and its Affiliates have been, and during the term of this License will be, prepared, assembled and maintained in accordance with usual and customary policies and procedures and fairly and accurately reflect the ownership, use, enjoyment and operation by Licensee of its assets.  All financial statements of Licensee and its Affiliates furnished to Licensor were, and all financial statements of Licensee and its Affiliates prepared during the term of this License will be, prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in customary notes thereto) and fairly present, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal recurring adjustments), the consolidated financial position of Licensee and its Affiliates as of their respective dates and the consolidated results of operations and the consolidated cash flows of Licensee and its Affiliates for the periods presented therein.

3.7	Audit Rights

Licensee represents and covenants that it and its Affiliates will maintain complete and accurate books and records for a period of six years following the year to which such records apply.  From time to time, Licensor will have the right to audit or have audited the books and records of Licensee or its Affiliates to determine the accuracy of the royalties paid by Licensee to Licensor (an “Audit”).  Any Audit will be (i) conducted during normal business hours upon reasonable prior notice to Licensee and (ii) final and binding absent manifest error.  If, as the result of an Audit, Licensor determines that Licensee has failed to pay the total royalties due under this Agreement, then Licensee will make payment of the difference between the total royalties due and the actual amount of royalties paid, together with interest thereon at the rate of 1% per month.  If, as a result of the Audit, it is determined that the deficiency due to Licensor from Licensee is an amount equal to, or greater than, five percent (5%) of the royalties paid by Licensee during the period in question, then Licensee will promptly reimburse Licensor for the total reasonable costs of such Audit, including any litigation arising therefrom.

Section 4.          Warranties and Indemnification

4.1	Licensor Warranties

Licensor represents and warrants to Licensee that Licensor has the authority to grant the license granted hereunder, and has all necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

4.2	Licensee Warranties

Licensee represents and warrants to Licensor that Licensee has all necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.  Licensee further represents and warrants that it will fully perform all duties and obligations under this Agreement.

4.3	Disclaimer of Warranties

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, EACH PARTY (AS “DISCLAIMING PARTY”) DISCLAIMS AND THE OTHER PARTY HEREBY WAIVES, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE WITH REGARD TO THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, DISCLAIMING PARTY DISCLAIMS (A) ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SCOPE, COVERAGE, VALIDITY OR ENFORCEABILITY OF ANY OF THE LICENSED PATENT RIGHTS, LICENSOR IMPROVEMENT PATENTS AND LICENSEE IMPROVEMENT PATENTS; AND (B) ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO ANY PRODUCT LICENSED TO THE OTHER PARTY (INCLUDING,, BUT NOT LIMITED TO, ANY INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE).  FURTHER, DISCLAIMING PARTY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PATENT RIGHTS, LICENSOR IMPROVEMENT PATENTS OR LICENSEE IMPROVEMENT PATENTS CAN BE USED FOR ANY PARTICULAR PURPOSE, THAT THE EXERCISE OF THE LICENSE WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS RIGHT OF ANY THIRD PARTY, OR THAT THE OTHER PARTY CAN SUCCESSFULLY MAKE, HAVE MADE, OFFER FOR SALE, SELL OR USE ANY PRODUCT LICENSED BY SUCH PARTY.

4.4	Indemnification and Insurance

Licensee agrees to indemnify Licensor against and hold it harmless from any loss suffered or incurred by Licensor or its officers, directors and employees by reason of a third party claim arising out of or relating to (i) the Licensee’s actions, including the design, development, use, manufacture, advertising, sale, distribution or other exploitation of products or services under the license granted in this Agreement, or the actions of any other party acting pursuant to the permission, direction, license or control of Licensee, or (ii) any claims arising from licensed products or services hereunder, including infringement claims, unfair or fraudulent advertising claims, warranty claims, product defect claims, and liability claims pertaining to the licensed products or services.

4.5	Limitation of Liability

EXCEPT FOR THE INDEMNIFICATION PROVISION IN SECTION 4.4, NEITHER PARTY HEREUNDER WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, OR COST OF COVER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT WHETHER ALLEGED AS A BREACH OF CONTRACT, TORTIOUS CONDUCT (INCLUDING NEGLIGENCE) OR OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT FOR THE INDEMNIFICATION PROVISION IN SECTION 4.4, IN NO EVENT WILL ANY PARTY’S AGGREGATE LIABILITY TO ANY OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE TO LICENSOR HEREUNDER.

Section 5.          Term and Termination

5.1	Term

The term of this Agreement (the “Term”), will commence on the date of this Agreement and will continue until as provided in Section 2.4, 5.2, 5.3 or 5.4 below.

5.2	Voluntary Termination by Licensee

Licensee may terminate the Term by giving Licensor written notice of such termination at least ninety (90) days prior to the effective date of such termination.

5.3	Termination by Licensor for Default

Subject to Section 5.5, Licensor may terminate the Term by giving Licensee written notice of such termination if:  (a) Licensee commits any breach under this Agreement and fails to cure such breach within thirty (30) days after Licensor gives Licensee written notice of its intent to terminate the Term if the breach is not cured within thirty (30) days; or (b) if any of the following take place:  (i) Licensee makes a general assignment or general arrangement for the benefit of its creditors; (ii) the filing by or against Licensee of a petition to have Licensee adjudged bankrupt or of a petition for reorganization or arrangement of Licensee under any law relating to bankruptcy or insolvency; (iii) the appointment of a trustee or receiver to take possession of substantially all of Licensee’s assets or of Licensee’s interests in this Agreement; or (iv) the attachment, execution of other judicial seizure of the Licensee or substantially all of Licensee’s right, title, and interests under this Agreement.

5.4	Termination by Licensee for Default

Subject to Section 5.5, Licensee may terminate the Term by giving Licensor written notice of such termination if:  (a) Licensor commits any breach under this Agreement and fails to cure such breach within thirty (30) days after Licensee gives Licensee written notice of its intent to terminate.

5.5	Effect of Termination

Upon any termination of the Term pursuant to Section 5.2 or 5.3:  (a) the licenses granted to Licensee will survive on a exclusive basis solely with respect to the distribution of licensed products of Licensee that have already been manufactured prior to termination of this Agreement; and (b) the Parties’ respective rights and obligations under Sections 2.4, 2.6, 3.2, 3.5, 3.6, 4 and 6 will survive.

Section 6.          Miscellaneous

6.1	Competitors

Licensee agrees not to sell products or services licensed under this Agreement to the competitors of Licensor listed in Schedule 6.1 of Exhibit A, and also agrees not to use such competitors as resellers, distributors, partners, or sub-contractors for the sale or distribution of licensed products or services.  Licensor may update Schedule 6.1 of Exhibit A from time to time to add or remove Persons by providing written notice to the Licensee.

6.2	Successors and Assigns

6.2.1 Licensor and Licensee will not assign (whether voluntarily, involuntarily, by operation of law or otherwise) this Agreement or any license granted under this Agreement, without the prior written consent of the other Party.

6.2.2 Licensee will have the right to assign this Agreement without the consent of the Licensor to a successor by virtue of a Change of Control, provided that the (i) the other Party is notified in writing prior to or within thirty (30) days after the closing of such Change of Control; and (ii) the successor agrees in writing to comply with the terms and conditions of this Agreement.

6.2.3  No assignment by a Party, with or without the other Party’s consent, will relieve or release the assigning Party from any of its obligations under this Agreement.  Subject to the foregoing restrictions on assignment, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the Parties and their respective successors and assigns.

6.3	Equitable Remedies

The Parties acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of any of either Party’s obligations under this Agreement involving intellectual property or either Party exceeding the scope of the license grant it receives under this Agreement.  The Parties therefore agree that in addition to any other remedies available hereunder, by law or otherwise, the non-breaching Party will be entitled to pursue injunctive relief against any such breach or threatened breach by the other Party of such obligations , without necessity of posting a bond or other security.

6.4	Relationship of the Parties

This Agreement will not be interpreted or construed to create any partnership, agency, franchise or similar relationship between the Parties or to impose any partnership, agency, franchise or similar obligation or liability upon a Party.  Neither Party has, by virtue of this Agreement, any right, power or authority to enter into, make, assume or incur any warranty, agreement, contract, commitment or obligation in the name or on behalf of the other Party, to act as the agent or representative of the other Party, or to otherwise bind the other Party.

6.5	Notices

Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement will be given in writing to the respective Parties to the addresses set forth in Schedule 6.5 of Exhibit A, or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein.  Any notice involving non-performance, termination, or renewal will be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested.  All other notices may also be sent by fax, confirmed by first class mail.  All notices will be deemed to have been given and received on the earlier of actual delivery, three (3) days from the date of postmark or receipt by facsimile transmission with operator confirmation.

6.6	No Waiver; Remedies Cumulative

No failure or delay on the part of either Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial or waiver exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement or the schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.7	Severability

If any term or other provision of this Agreement or the schedules attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

6.8	Interpretation

The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit not otherwise defined therein will have the meaning assigned to such term in this Agreement.  When a reference is made in this Agreement to an article, section, or schedule, such reference will be to an article or section of this Agreement, unless otherwise indicated.

6.9	Governing Law

This Agreement will be construed in accordance with and all Disputes hereunder will be governed by the laws of the State of Texas.  The District Court of Dallas County Texas and/or the United States District Court for the Northern District of Texas will have sole jurisdiction and venue over all Disputes between the Parties.

6.10	Amendment

No change or amendment will be made to this Agreement or the schedules attached hereto except by an instrument in writing signed on behalf of each of the Parties to such agreement.

6.11	Entire Agreement

This Agreement and the exhibits referenced or attached hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

6.12	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement.

6.13	Conflicting Agreements

In the event of conflict between this Agreement and any other agreement between the parties, the provisions of this Agreement prevail with respect to the subject matter of this Agreement.

EXHIBIT A

DEFINITIONS

Field of Use – All

Intellectual Property Rights – All of Licensor’s proprietary intellectual property and trademarks

Licensed Territory – Worldwide

SCHEDULE 3.1 – ROYALTY RATE
The Royalty Rate is Three Percent (3%).

SCHEDULE 3.3 – ADVANCE ROYALTY PAYMENT
The Advance Royalty Payment will be $50,000 beginning January 1, 2016 and every January 1 thereafter. At the election of the Licensee, the first and second Advance Royalty Payments may be paid in cash or in shares of restricted common stock of Regent Technologies, Inc.  Advance Royalty Payments made in common stock shall be paid on the basis of the previous 90 day moving average price but not less than $.10 per share.

SCHEDULE 3.4 – STOCK GRANT
Pursuant to the Regent Solar Logic IP Agreement, Regent Technologies, Inc will grant to Solar Logic Incorporated 1,500,000 shares of Series B Convertible Preferred Stock.

SCHEDULE 6.1 – COMPETITORS
Licensor’s competitors are: To be agreed upon